One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Third Quarter &
Nine Month 2010 Results

Highlights

•	Q3 2010 net sales: $9.151,000

•	Q3 2010 net earnings: $721,000

•	Nine month 2010 net sales: $23,011,000

•	Nine month 2010 net earnings: $1,417,000

OLD BRIDGE, New Jersey—November 4, 2010—Blonder Tongue Laboratories, Inc. (NYSE Amex:BDR) today announced its sales and results for the third quarter and nine months ended September 30, 2010.  Net sales for the third quarter 2010 were $9,151,000, compared to $6,843,000 for the third quarter 2009.  Net earnings from continuing operations for the third quarter of 2010 were $721,000 or $0.12 per share, compared to $2,000 or zero per share for the comparable period of 2009.  For the nine months ended September 30, 2010, net sales were $23,011,000, compared to $22,033,000 in the comparable period of 2009.  Net earnings from continuing operations for the first nine months of 2010 were $1,417,000 or $0.23 per share compared to a loss of $(1,000) or zero per share for the comparable period in 2009.

Commenting on the third quarter and the first nine months of 2010, Chairman and Chief Executive Officer James A. Luksch noted, “Blonder Tongue is pleased to report strong sales and profits for its third quarter 2010.  Our third quarter performance was a continuation of the benefits that we enjoyed in Q-2 from increased sales of higher margin digital products, supplemented by operating expense reductions implemented during the first quarter.  Our year-to-date performance continues to be on track and is consistent with our expectations expressed in our August release regarding second quarter results.”

The overall sales increase in the third three months of 2010 is primarily attributable to an increase in sales of the Company’s digital video headend products and contract manufactured products.  Sales of digital video headend products were $3,744,000 and $1,691,000 and sales of contract manufactured products were $852,000 and $331,000 in the third three months of 2010 and 2009, respectively.

“Our sales in the third quarter were buoyed again by our digital product group (encoders, transcoders and EdgeQAM devices), which has been the beneficiary of our continuing investment in research and development,” said Bob Palle, President of Blonder Tongue.  “The purchase commitment of the EQAM-400 was fulfilled and two more versions will be fielded in the fourth quarter, increasing the Company’s market penetration to include additional satellite applications as well as international deployments.  Because the digital group encompasses multiple applications and markets, we anticipate the mix to fluctuate, but the long term trend of this group should be positive into future quarters.”

Conference Call Reminder

•	Thursday, November 4, 2010
•	11:00 AM EDT
•	Live Call #877-407-8033
•	Conference ID #359558

About Blonder Tongue

Blonder Tongue Laboratories, Inc. provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  With 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2009 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

-MORE-

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)
 (unaudited)

	Three months ended		Nine months ended
	Sept. 30,		Sept. 30,
	2010	2009	2010	2009

Net sales	$9,151	$6,843	$23,011	$22,033
Gross profit	3,465	2,838	9,531	8,697
Earnings from operations	775	44	1,565	119
Earnings (loss) from continuing operations	721	2	1,417	(1)
Earnings from discontinued operations	-	8	-	77
Net earnings	$721	$10	$1,417	$76
Basic and diluted earnings per share from continuing operations	$0.12	$-	$0.23	$ -
Basic and diluted gain per share from discontinued operations	$-	$-	$-	$0.01
Basic and diluted net earnings per share	$0.12	$-	$0.23	$0.01
Basic and diluted weighted average shares outstanding:	6,192	6,191	6,192	6,191

Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	Sept. 30, 2010	December 31, 2009

Current assets	$14,156	$13,195
Property, plant, and equipment, net	3,855	4,000
Total assets	27,254	25,172
Current liabilities	5,573	1,952
Long-term liabilities	42	3,065
Stockholders’ equity	21,639	20,155

Total liabilities and stockholders’ equity	$27,254	$25,172

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